For Immediate Release

date: March 2, 2006

contact:

Media
Martha Monfried
Director - Public Affairs
404 584 3787 (office)
404 274 2269 (cellular)
mmonfrie@aglresources.com

Financial
Steve Cave
Director - Investor Relations
404 584 3801 (office)
        678 642 4258 (cellular)
        scave@aglresources.com

AGL RESOURCES NAMES
JOHN W. SOMERHALDER II
PRESIDENT AND CEO

DEEP INDUSTRY EXPERIENCE TO DRIVE COMPANY SUCCESS

ATLANTA - (Business Wire) - March 2, 2006 - The AGL Resources (NYSE: ATG) board of directors today named John W. Somerhalder II the company’s president, chief executive officer and newest member of the board effective immediately. Somerhalder, former president of the El Paso Pipeline Group and executive vice president of El Paso Corporation (NYSE: EP), succeeds Paula Rosput Reynolds who on January 1, 2006 became president and CEO of Safeco Corporation (NASDAQ:SAFC).

“Having managed multibillion enterprises, John has the business acumen and leadership skills to drive results and enhance performance throughout AGL Resources,” said Tom Bell, director and head of the search committee. “With extensive state and federal regulatory experience in multiple jurisdictions, he thoroughly understands the natural gas and energy industry. Meeting our goal to name a new president and CEO during the first quarter became easy to achieve when we first interviewed John. We are delighted that he is in a position to hit the ground running.”

Somerhalder, 50, spent almost 30 years with El Paso Corporation and its predecessor entities rising through the ranks from engineer in 1977 to corporate executive. Since May 2005, he has continued to serve El Paso in an advisory capacity.

“Being in the industry a number of years, I’ve watched AGL Resources grow,” said Somerhalder. “I have tremendous respect for the company with its year-over- year track record that is built on a foundation of talented leadership, an extremely strong business model, solid operations, and a well-thought out and executed strategic growth plan. I’m committed to build on the company’s record of success.”

As president of the El Paso Pipeline Group, Somerhalder oversaw 3,600 employees at pipelines throughout the United States. They included the Tennessee Gas, Southern Natural Gas, El Paso Natural Gas, ANR, Colorado Interstate Gas, WIC, and Mojave Pipeline organizations. He also oversaw El Paso’s interest in Southern LNG (Elba Island) and the company’s 50 percent ownership of Florida Gas Transmission and Great Lakes Transmission.

“John has a keen grasp of the gas and pipeline business and its implications on all of the energy policies and issues facing the states in which we do business as well as the entire country,” said D. Raymond Riddle. “I’m glad to have him on board to lead AGL Resources to the next level, building on our success as a multi-state, integrated energy company. He recognizes the need to invest in infrastructure and leverage assets to serve our customers and shareholders now and in the future.”

During the search for a new president and CEO, Riddle, director since 1978 and chairman from 2000 to 2002, served as interim CEO and chairman. Riddle will now assume the role of non-executive chairman.

Somerhalder and his wife, Rebecca, will relocate from Farmington, New Mexico to Atlanta. They have four grown children and two grandchildren.

Conference Call on March 3 at 11 a.m., Eastern Time
The company will conduct a conference call with the investment community tomorrow, Friday, March 3 at 11 a.m. (ET). The call will be available via a live Web cast accessible from the Investor Relations section of AGL Resources’ Web site at www.aglresources.com. The Web cast will be archived for replay on the Web site for 30 days. The telephone replay of the call can be accessed by dialing (888) 286-8010, using passcode 39964439. International callers should dial (617) 801-6888 and use the same passcode.

About AGL Resources
AGL Resources (NYSE: ATG), an Atlanta-based energy services holding company, serves 2.2 million customers in six states through its utility subsidiaries - Atlanta Gas Light, Elizabethtown Gas in New Jersey, Virginia Natural Gas, Florida City Gas, Chattanooga Gas, and Elkton Gas in Maryland. Ranked by Forbes as one of the 10 Best Managed Utilities and No. 250 in the Forbes Platinum 400 in 2006 as well as a Fortune 1000 company in 2005, AGL Resources reported revenue of $2.7 billion and net income of $193 million in 2005.  The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout the East and Midwest.  As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand.  AGL Networks, the company's telecommunications subsidiary, owns and operates fiber optic networks in Atlanta and Phoenix.  The company also owns and operates Pivotal Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana.  For more information, visit www.aglresources.com.

Forward-Looking Statements
Certain expectations and projections regarding our future performance referenced in this press release are forward-looking statements. Forward-looking statements involve matters that are not historical facts and because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "can," "could," "estimate," "expect," "forecast," "future," "indicate," "intend," "may," "plan," "predict," "project," "seek," "should," "target," "will," "would," or similar expressions. Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations. Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products, impact of changes in state and federal legislation and regulation, actions taken by government agencies on rates and other matters, financial market conditions and general economic conditions, utility and energy industry consolidation, impact of acquisitions and divestitures, and other factors which are listed in greater detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake any obligation to update these statements to reflect subsequent changes.